CONTACT:	David H. Sternblitz Vice President and Treasurer (972) 580-5047

ZALE CORPORATION ANNOUNCES SECOND QUARTER SALES RESULTS

         DALLAS, Texas, February 3, 2005 - Zale Corporation (NYSE: ZLC), North America’s largest specialty retailer of fine jewelry, today reported that for the second quarter ended January 31, 2005, comparable store sales decreased 0.6%. Total revenues for the period were $972 million compared to last year’s second quarter revenues of $949 million, an increase of 2.4%.

For the fiscal year-to-date, total revenues increased 2.1% to $1.395 billion, compared to $1.366 billion for the same period last year. On a year-to-date basis, comparable store sales decreased 0.7%.

Zale Corporation will announce its second quarter fiscal 2005 earnings results on February 18, 2005. A conference call will be held at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com. For additional information, contact Investor Relations.

Zale Corporation is North America’s largest specialty retailer of fine jewelry operating approximately 2,350 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Fine Jewelry Outlet, Gordon’s Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

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